EXHIBIT 99.1

PART IV (3)

The Company anticipates that its results of operations for the fiscal year ended December 31, 2016 will be significantly different from prior years due to the acquisition of Wilshire Bancorp, Inc. (“Wilshire”) in July 2016. The Company acquired $4.63 billion in total assets from Wilshire at the time of the acquisition. The acquisition was accounted for using the acquisition method of accounting and, accordingly, Wilshire’s operating results have been included in the Company’s consolidated financial statements from the acquisition date. The Company’s fiscal 2016 financial results reflect five months of combined operations, whereas the results of operations for fiscal 2015 and 2014 relate to the Company on a standalone basis. As a result, the Company’s 2016 financial results may not be comparable to financial results in prior periods.

For the fiscal year ended December 31, 2016, the Company’s net income increased to $113.7 million, compared to $92.3 million for 2015 and $88.6 million for 2014. Earnings per common share based on fully diluted shares were $1.10, $1.16 and $1.11 for 2016, 2015, and 2014, respectively. The return on average assets was 1.10%, 1.25%, and 1.30% and the return on average stockholders’ equity was 8.47%, 10.11% and 10.44% for 2016, 2015, and 2014, respectively.

Forward-Looking Statements

This Notification of Late Filing on Form 12b-25 may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These statements are based on current expectations, estimates, forecasts and projections and management assumptions about future performance of the Company, as well as the businesses and markets in which the Company operates. These statements constitute forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995, involve certain risks, uncertainties and assumptions that are difficult to assess and are not guarantees of future performance. Actual outcomes and results may differ materially from what is expressed or forecasted in such forward-looking statements. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this Form 12b-25. The Company undertakes no obligation to revise or publicly release the results of any revision to these forward-looking statements.